ATLANTIC REALTY TRUST
                                747 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 355-1255

                              FOR IMMEDIATE RELEASE

                   SPECIAL COMMITTEE OF ATLANTIC REALTY TRUST
                 UNANIMOUSLY REJECTS FIRST UNION MERGER PROPOSAL
                 -----------------------------------------------

    NEW YORK, NY, MAY 5, 2004 - The following statement was issued by the Atlantic Realty Trust (NASDAQ Small Cap: ATLRS) Special Committee:

     The Special Committee of Atlantic Realty Trust today unanimously rejected the proposal by First Union Real Estate Equity and Mortgage Investments to acquire Atlantic in exchange for $19.25 per share (subject to adjustments) in either (i) cash or (ii) First Union Series A Convertible Redeemable Preferred Shares at the rate of 0.8 Preferred Shares per share of Atlantic. The Special Committee indicated that it intended to proceed with Atlantic's planned solicitation of offers for the Hylan Shopping Center, its sole real estate asset, located in Staten Island, New York, as the means by which shareholder value can be maximized. The Special Committee noted that as part of the solicitation of offers for the Hylan Shopping Center, Atlantic may consider a variety of proposals that could include a proposal to acquire the entire company.

     The Special Committee stated, "We are committed to creating shareholder value now and in the future and will carefully consider any legitimate proposal that would accomplish that objective." The Special Committee also expressed its confidence in the Disposition Committee's efforts to expand and reconfigure the Hylan Shopping Center as a means of enhancing the value of the center. In any proposal to acquire Atlantic or its remaining real estate asset, Atlantic will consider and assess the value to be received in exchange for the shares of Atlantic or for the Hylan Shopping Center, including the tax ramifications, to reflect the full value of Atlantic. Furthermore, the Special Committee expects that Atlantic's current strategy to solicit offers for the Hylan Shopping Center represents the appropriate strategy at this time to maximize shareholder value. The interests of Atlantic shareholders, which represent the fundamental priority of the Special Committee, would not be served by accepting any acquisition proposal without an appropriate market check confirming that the proposal reflects the full value of Atlantic.

    Note: Some statements in this release constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending upon a variety of factors including the general state of the economy and other factors identified in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Neither Atlantic Realty Trust nor its Special Committee undertakes any responsibility to update those statements.

CONTACT:       Atlantic Realty Trust
               Edwin Frankel, 212-702-8561



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